ComVest Capital Management LLC
                                830 Third Avenue
                            New York, New York 10022

                                                               December 30, 1999





US Wireless Data, Inc.
2200 Powell Street
Emeryville, CA  94603
Attn:  Dean Leavitt


                  Re:      Commitment Letter

Gentlemen:

     Please be advised that in connection with the term sheet (the "Term Sheet"), dated December 23, 1999 by and between Commonwealth Associates L.P. ("Commonwealth") and US Wireless Data, Inc. (the "Company"), we hereby agree, subject to the terms and conditions as hereinafter provided or otherwise set forth in the Term Sheet to make available to the Company a loan (the "Loan"), in the aggregate principal amount of up to One Million Dollars ($1,000,000) dollars.

     The Loan will be made in separate tranches (each a "Tranche"), within three
(3) business days of receipt by us in accordance with this Letter of a request for the funding of a Tranche (a "Request Letter") from the Company. Each Request Letter shall set forth the exact amount of funds requested to be loaned in the particular Tranche and the intended use of the loan proceeds from such Tranche.

     Prior to and as a condition precedent to funding each requested Tranche, the Company shall provide to us (i) a note (the "Note") executed by an authorized officer of the Company evidencing the principal amount of funds to be provided in the Tranche (in substantially the form of the initial $195,000 Note attached hereto as Exhibit A); (ii) a security agreement (the "Security Agreement") and related documents securing the loan evidenced by the Note (the "Security Documents"), executed by an authorized officer of the Company
(substantially in the form of the Security Agreement securing the initial $195,000 Note annexed hereto as Exhibit B); and (iii) evidence satisfactory to us that Dean Leavitt has advanced funds to the Company in a Proportionate Amount



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US Wireless Data, Inc.
         December 30, 1999
         Page 2




to the amount requested in the Request Letter. "Proportionate Amount" shall mean the product obtained when the amount of the requested Tranche is multiplied by a fraction, the numerator of which is 100 and the denominator of which is 805.

     Notwithstanding anything to the contrary provided herein or elsewhere, we shall have no obligation to fund a Tranche if at the time a Request Letter is received by us and prior to when the funds requested in the Tranche are sent, one or more of the following events shall have occurred:

     1. Dean Leavitt is no longer the President, Chief Executive Officer and a Director of the Company or is unable to effectively act in the capacity required to perform the required functions of such positions; or

     2. The commencement by or against the Company of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, the appointment of a trustee, receiver or other custodian for the Company or any of its assets, the making of any assignment for the benefit of creditors or the taking of any corporate or other action authorizing or initiating any of the foregoing; or

     3. The Company shall have been unable to enter into an agreement to convert, modify or purchase the Company's Series B Preferred Stock and 6% Convertible Debentures on terms and conditions acceptable to us in our sole discretion.

     Notwithstanding anything to the contrary provided herein or elsewhere, we may in our sole discretion permit a person other than us, which person must be reasonably acceptable to the Company, to fund a portion of the Loan to the Company requested pursuant to a Request Letter for all or a portion of one or more Tranches on the terms and conditions provided herein, and the Company shall provide to any such person an executed Note evidencing the principal amount of funds provided in such Tranche and the requested Security Documents, provided that such documents may be modified as appropriate to reflect prior security interests of prior Tranches. The Company agrees that any employee, partner or shareholder of Commonwealth or any of its affiliates are reasonably acceptable for purposes of this Commitment Letter.

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.



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US Wireless Data, Inc.
         December 30, 1999
         Page 3



     Any notice, consent, request, or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested addressed to the Company, at its principal office as first provided above, Attention: Dean Leavitt and to Commonwealth at its address provided above (or to such other address as either the Company and/or Commonwealth shall provide in writing to the other party). Notices shall be deemed to have been given on the date of receipt by the other party.

                                      Very truly yours,

                                      ComVest Capital Management LLC



                                      By:
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                                      Name:
                                           -----------------------------------
                                      Title:
                                             ---------------------------------


Accepted and agreed as of the
date first appearing above

US WIRELESS DATA, INC.



By:
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Name:
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Title:
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